UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Science Center Drive, San Diego, California, 92121-1117

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 5, 2009, Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”) entered into a research and license agreement (the “Agreement”) with Trevena, Inc. (“Trevena”). Pursuant to the terms of the Agreement, Ligand agreed to screen biological target receptors selected by Trevena (“Targets”) against Ligand’s library of compounds to identify potential active compounds (the “Licensed Compounds”) for the development of novel therapeutics. Ligand will screen a specified number of Targets for which it will receive a per-target screening fee (a “Screening Fee”). Pursuant to the terms of the Agreement, Ligand may receive up to approximately $6.5 million to $8.4 million in aggregate Screening Fees depending upon the number of Targets screened, the assay format and the number of compounds to be resynthesized. Trevena will direct and be responsible for all costs related to the development, patent maintenance and prosecution, and commercialization of the Licensed Compounds. Pursuant to the terms of the Agreement, Ligand granted Trevena an exclusive, royalty-free, worldwide license, with the right to sublicense, develop, manufacture and commercialize the Licensed Compounds resulting from the collaboration.

The Agreement has a term that expires upon the later of (A) January 30, 2011 or (B) the completion of the screening of all Targets selected by July 30, 2010, which may be extended by the written agreement of the parties. Each of Ligand and Trevena has the right to terminate the Agreement under certain specified circumstances at any time during the term of the Agreement. Trevena also has the right to terminate the research performed under the Agreement at any time during the term of the Agreement. The Company will not be required to refund to Trevena any of the foregoing payments received in the event of termination of the Agreement by Trevena.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2009, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: February 6, 2009	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary